Execution Version

ADVANCED SERIES TRUST

AST International Equity Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this eighth day of March, 2023 between PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (ASTIS), a Maryland corporation (together, the Co-Managers), and Massachusetts Financial Services Company (d/b/a MFS Investment Management), a Delaware corporation (MFS or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and the Subadviser shall have discretion to determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and any procedures adopted by the Board applicable to the services provided by the Subadviser hereunder including any amendments to those procedures as provided to it by the Co-Managers (the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, each as applicable to the services provided by the Subadviser hereunder and all other applicable federal and state laws and regulations (collectively, "Applicable Law"). Subject to the Co-Managers' oversight, Subadviser shall monitor compliance with Applicable Law based on Subadviser's books and records and, to the extent provided, information provided by the Co-Managers and/or the Trust's Custodian. In connection therewith, the Subadviser shall be responsible for the preparation and filing of Schedule l3G and Form 13-F reflecting the Trust's securities holdings with respect to such portion of the Trust’s portfolio delegated to the Subadviser unless otherwise directed in writing by the Co-Managers. The Subadviser shall not be responsible for the preparation or filing of any other reports required of the Trust by any governmental or regulatory agency, except as expressly agreed to in writing. The Co-Managers shall provide Subadviser with timely copies of any updated Trust Documents. Until the Co-Managers or the Trust delivers any Trust Document regarding the management of the Trust or the Subadviser's duties hereunder to the Subadviser, the Subdviser shall not be liable and shall be fully protected in relying on any previously delivered document sent by the Co-Managers or the Trust to the Subadviser.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including, but not limited to, any person or entity affiliated with the Co-Managers or the Subadviser) (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Co-Managers (or the Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

The Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Trust, including, without limitation, transaction term sheets and confirmations, certifications regarding the Trust's status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counterparties in connection with the Subadviser’s management of the Trust's assets.

On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act as applicable to the Subadviser, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v) The Subadviser or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.  The parties acknowledge and agree that the Subadviser is not a custodian of the Trust assets and will not take possession or custody of such assets.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser shall, to the extent permitted by its Code of Ethics and other applicable internal policies and procedures, authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser's services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) The Co-Managers acknowledge that Subadviser is registered with the Commodity Futures Trading Commission (“CFTC”) and National Futures Association (the “NFA”) as a commodity trading advisor and that Subadviser will provide commodity trading advice to the Trust as if Subadviser were exempt from registration as a commodity trading advisor. The Subadviser represents that it shall provide commodity trading advice to the Trust in a manner consistent with any applicable duties and obligations, as set forth in the Commodity Exchange Act of 1936, as amended (the “CEA”), and all rules and regulations promulgated thereunder. The Co-Managers represent and warrant that they are excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to the Trust, and the Co-Managers have timely filed a notice of eligibility as required by CFTC Regulation 4.5 with respect to the Trust and will, during the term of this Agreement, maintain and reaffirm such notice of eligibility as required by CFTC Regulation 4.5.

(e) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, each as applicable to the services provided by the Subadviser hereunder and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures designed to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non public information by the Subadviser and its employees as required by the applicable federal securities laws.

(g) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with this Agreement, including but not limited to such monthly, quarterly, or annual reports concerning the Subadviser's transactions with respect to the investments and securities held in the Trust's portfolio and the performance of the Trust's portfolio as well as the compliance procedures pursuant to paragraph 1(d) hereof as the Co-Managers may reasonably request.

(h) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio in accordance with the Subadviser's proxy voting policies and procedures, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers. It shall be the sole responsibility of the Co-Managers to process and file any claim forms or other documentation relating to any securities class action or other litigation on behalf of the Trust; however, upon reasonable request, Subadviser will cooperate with the Co-Managers to the extent necessary for the Co-Managers to pursue or participate in any such action.  The Subadviser shall not have the obligation to commence or defend lawsuits or other legal actions on behalf of the Co-Managers or the Trust brought by or against third parties, including lawsuits and legal actions brought by or against the Co-Managers or the Trust relating to securities purchased by the Trust. Notwithstanding the foregoing, the Subadviser shall have the authority but no obligation to participate in any in-court or out-of-court workouts, restructurings, or bankruptcies involving securities held by the Trust during the term of the Agreement on behalf of the Co-Managers or the Trust and take any and all actions in connection therewith that the Subadviser in its discretion deems necessary or appropriate.

(i) The Subadviser agrees to use reasonable efforts (i) to monitor whether market quotations are readily available for the Trust's portfolio investments and whether those market quotations are reliable for purposes of internally valuing the Trust's portfolio investments and determining the Trust's net asset value per share; and (ii) to promptly notify the Co-Managers upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff, in conformity with the Trust's valuation procedures. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.  The Co-Managers and the Trust acknowledge and agree that (i) the Subadviser is not the Trust's pricing agent or valuation designee, as defined under the 1940 Act, and shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust's Fair Valuation Policies and Procedures; and (ii) none of the information which the Subadviser provides the Co-Managers hereunder shall be deemed to be the official books and records of the Fund for tax, accounting or any other purposes.

(j) The Subadviser shall provide the Co-Managers with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Co-Managers with any reasonable certification, documentation or other information reasonably requested or required by the Co-Managers for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Co-Managers if the Subadviser becomes aware of any information regarding the Subadviser or the services provided by Subadviser hereunder that has been provided by the Subadviser to the Co-Managers for inclusion in the Prospectus that is (or will become) materially inaccurate or incomplete.

(k) The Subadviser shall comply with the Trust’s Documents provided to the Subadviser by the Co-Managers. The Subadviser shall notify the Co-Managers as soon as reasonably practicable upon determination of any material breach of such Trust Documents.

(l) The Subadviser shall keep the Trust’s Co-Managers informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Co-Managers, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Co-Managers may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Co-Managers and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Co-Managers. The Subadviser shall certify quarterly to the Co-Managers that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Co-Managers. Upon written reasonable request of the Co-Managers with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall respond to such requests for information as to such reports (e.g., provide summaries of such reports with personal information redacted and subject in all cases to privacy and confidentiality obligations and to the extent the Subadviser is not prohibited from doing so under applicable law) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).  The Co-Managers shall provide on an on-going basis a list of all affiliates of the Co-Managers and the Trust, including publicly traded affiliates of the Co-Managers that may not be purchased by the Fund (such list shall include security name, cusip number, sedol and/or applicable ticker) and a list of all brokers and underwriters affiliated with the Co-Managers for reporting transactions under applicable provisions of the 1940 Act.  The Co-Managers represent and warrant that the Trust (i) is a qualified institutional buyer as that term is defined in Rule 144A under the Securities Act of 1033, as amended, and (ii) is not a "restricted person" under Rule 5130 and Rule 5131 of the Financial Industry Regulatory Authority, Inc. ("FINRA") and thus the Trust is not prohibited from participating in the allocation of initial public offerings of equity securities offered by FINRA members.  The Co-Managers agree to promptly notify the Subadviser if any of the foregoing representations ceases to be true or correct.

The Co-Managers hereby acknowledge receipt of the Subadviser's most recent Form ADV Part 2A and relevant Form ADV Part(s) 2B.  Co-Managers hereby consent to electronic delivery of Subadviser's Form ADV and any Form ADV amendments and/or annual updates provided by the Subadviser to the Co-Managers as required by applicable law.

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers' receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. (a) Each party acknowledges that, in the course of dealing, it may receive or have access to confidential and proprietary information (including, without limitation, the Trust’s portfolio holdings) of the other party or third parties with whom the Co-Managers conducts business.  Such information is collectively referred to as “Confidential Information.”  Each party agrees that it shall treat Confidential Information of the other party as confidential and shall not use such Confidential Information or disclose such Confidential Information to third parties, except to the extent necessary for the purposes of rendering services or performing the obligations pursuant to this Agreement or as required by applicable law, rule or regulation or as otherwise expressly agreed to in writing by the parties.

(b)

The Subadviser further certifies that (i) its treatment of Confidential Information is in compliance in all material respects with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures designed to seek to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Co-Managers, or to any person who may be identified by Confidential Information.  The Subadviser shall immediately notify the Co-Managers if the Subadviser is in material breach of this Section 4(b).  At the Manager’s request, the Subadviser agrees to certify in writing to the Manager, its compliance with the terms of this Section 4(b).

(c)

The Subadviser shall notify the Co-Managers or its agents of its designated primary security manager.  The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Agreement.

(d)

The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information.  During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will represent a departure from industry standards.

(e)

The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser’s employees and/or agents who require such access in order to provide the services to the Co-Managers.

(f)

The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls.  Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)

The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks.  If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Trust’s and/or Co-Managers’ Confidential Information and any of the Trust's and/or the Co-Managers' Confidential Information has been determined to have been subject to unauthorized disclosure, the Subadviser shall promptly report those findings to the Co-Managers.

(h)

The Subadviser shall notify the Co-Managers, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to the Trust's or Co-Managers' Confidential Information that has occurred (a “Security Incident”). Thereafter, the Subadviser shall: (i) promptly furnish to the Co-Managers a summary of the Security Incident; (ii) assist communicate, and cooperate with the Co-Managers and the Co-Managers’ designated representatives throughout the investigation of the Security Incident.  The Subadviser will make appropripate personnel of Subadviser available to the designated representatives of the Co-Managers to discuss the matter, and shall cooperate with the Co-Managers in any litigation or other formal action against third parties deemed necessary by the Co-Managers to protect the Co-Managers’ rights; and  (iii) take appropriate action to seek to prevent a recurrence of such Security Incident.

(i)

Upon the Co-Managers’ reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Co-Managers with information related to the Subadviser’s information security safeguards and practices.

(j)

For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall provide to the Co-Managers, on reasonable notice: (a) reasonable assistance and cooperation of the Subadviser’s relevant staff who can provide information concerning Subadviser's information processing premises and records; and (b) reasonable facilities at the Subadviser’s premises.

5. The Subadviser will not engage any third party to provide advisory services ("Service Provider") to the portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers without the express written consent of the Co-Managers.  To the extent that the Subadviser receives approval from the Co-Managers to engage a Service Provider, the Subadviser assumes all responsibility for any action or inaction of the Service Provider as it relates to the Trust's portfolio as delegated to the Subadviser by the Co-Managers.  In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Co-Managers and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) as a result of any action or inaction of the Service Provider as it relates to the Trust's portfolio as delegated to the Subadviser by the Co-Managers.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Co-Managers delegate to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Co-Managers, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Co-Managers begin the transition process to allocate management responsibility to the Subadviser. The Subadviser’s duties and obligations hereunder shall not begin prior to the effective date of the termination of the previously named subadviser in the Trust’s registration statement disclosure.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at 655 Broad Street, 17th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS); (2) to the Trust at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadviser at Massachusetts Financial Services Company, 111 Huntington Avenue, Boston, MA 02199, Attention: Legal Department, with a copy to the following e-mail address: InstitutionalClientService@mfs.com.

8. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof.  During the term of this Agreement, the Co-Managers also agree to furnish the Subadviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:  /s/ Timothy Cronin

Name:  Timothy S. Cronin

Title:  President

MASSACHUSETTS FINANCIAL SERVICES COMPANY D/B/A MFS INVESTMENT MANAGEMENT

By: /s/ Carol Geremia

Name: Carol Geremia

Title: President

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Massachusetts Financial Services Company d/b/a MFS Investment Management (MFS), PGIM Investments LLC and AST Investment Services, Inc. will pay MFS a subadvisory fee on the net assets managed by MFS that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*, **
AST International Equity Portfolio

0.300% of average daily net assets to $100 million;

0.285% of average daily net assets on the next $150 million;

0.270% of average daily net assets on the next $250 million;

0.250% of average daily net assets over $500 million

* In the event MFS invests Portfolio assets in other pooled investment vehicles it manages or subadvises, MFS will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to MFS with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

** For purposes of calculating the advisory fee payable to MFS, the assets managed by MFS in the AST International Equity Portfolio will be aggregated with the assets managed by MFS in other portfolios sponsored by the Co-Managers and registered under the 1940 Act that are managed by MFS in the Blended Research International Equity strategy.

Dated as of:  March 8, 2023